Exhibit 99.1

AMEDICA SECURES $26 MILLION IN FUNDING

$20 Million Debt Facility with Hercules Technology Growth Capital

$6 Million Private Placement of Senior Convertible Notes to Magna

Salt Lake City, UT, July 1, 2014 – Amedica Corporation (NASDAQ: AMDA) a biomaterial company focused on using its Silicon Nitride technology platform to develop, manufacture and sell a broad range of medical devices, today announced that it has secured up to $26.0 million in additional funding consisting of a $20.0 million debt financing with Hercules Technology Growth Capital, Inc. (NYSE: HTGC), and a private placement to MG Partners II Ltd., an affiliate of Magna (“Magna”), of 6% Senior Convertible Notes in an aggregate principal amount of up to $6 million.

Approximately $15.2 million of the proceeds from the financing will be used to retire Amedica’s senior secured credit facility with General Electric Capital Corporation and the balance will be used to further the commercialization and development of Amedica’s Silicon Nitride spinal fusion products and its product candidates for use in total hip and knee joint replacements, and for general corporate purposes.

Jay Moyes, Chief Financial Officer for Amedica indicated that, “the repayment of the GE Credit Facility will eliminate approximately $3.6 million of remaining scheduled principal payments in 2014, which would have otherwise been due under the GE Credit Facility. This will enable the company to now expend those resources on the commercialization of its products.”

“This is a significant milestone for the company,” stated Eric Olson, President and Chief Executive Officer of Amedica. “Refinancing the GE Credit Facility and securing the additional working capital now puts us in a stronger financial position to further our company objectives. We are pleased to have the support of such reputable financial institutions as Hercules Technology Growth Capital and Magna in maximizing the potential of our silicon nitride biomaterial.”

Hercules Loan Agreement

General terms of the Hercules loan agreement include interest-only payments for 12 months until July 1, 2015, with the possibility of extending the interest-only period to eighteen months. Following the interest-only period, Amedica will repay the loan in equal monthly payments of principal and interest through the scheduled maturity date on January 1, 2018. The loan is secured by a perfected first position lien on all of Amedica’s assets, including intellectual property. In addition, the Company has issued Hercules a warrant to purchase up to 516,129 shares of Common Stock at an exercise price of $4.65 per share. Further information with respect to the loan arrangement with Hercules, is contained in a Current Report on Form 8-K to be filed on July 1, 2014 by Amedica with the Securities and Exchange Commission.

Magna Convertible Debt Placement

General terms of the convertible debt placement to Magna include the purchase of an initial Note with a principal amount of $2.9 million, for a purchase price of $2.5 million. $400,000 in principal plus interest accrued on the initial Note will be automatically extinguished upon the filing and effectiveness of a resale registration statement within certain specified timelines. Additionally, conditioned upon the effectiveness of the resale registration statement, Magna has agreed to purchase an additional Senior Convertible Note with a principal amount of $3.5 million. The Notes are convertible into shares of the Company’s common stock at any time at an initial conversion price of $3.75. In addition, the Company has issued Magna a warrant to purchase up to 568,889 shares of Common Stock at an exercise price of $4.65 per share. Further information with respect to the convertible debt placement to Magna is contained in a Current Report on Form 8-K to be filed on July 1, 2014 by Amedica with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful.

About Amedica Corporation

Amedica is a commercial biomaterial company focused on using its Silicon Nitride technology platform to develop, manufacture and sell a broad range of medical devices. Amedica markets spinal fusion products and is developing product candidates for use in total hip and knee joint replacements. Amedica operates an ISO 13485 certified manufacturing facility and its spine products are FDA cleared, CE marked, and currently marketed in the U.S. and select markets in Europe and South America.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.2 billion to over 270 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange under the ticker symbol “HTGC.”

In addition, Hercules has two outstanding bond issuances of 7.00 percent Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively.

About Magna

Magna is a New York based investment firm that creates lasting relationships with portfolio companies across a range of sectors— from technology to healthcare to the arts. Magna prioritizes the open mind, converting unexpected opportunity into mutually advantageous investments to build long-term, successful partnerships.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s future business operations, as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, the timing of the closing of the private placement and the amount of gross proceeds and the use of net proceeds from the financing and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, and effects of global economic conditions. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 31, 2014, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contact

Amedica Investor Relations:

Gordon Esplin

VP, Finance

(801) 839-3516

gesplin@amedica.com